Exhibit 4.2

RENOVIS, INC.

AMENDED AND RESTATED

INVESTOR RIGHTS AGREEMENT

i.

TABLE OF CONTENTS

(CONTINUED)

ii.

RENOVIS, INC.

AMENDED AND RESTATED

INVESTOR RIGHTS AGREEMENT

THIS AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT (the “Agreement”) is entered into as of August 7, 2003, by and among RENOVIS, INC., a Delaware corporation (the “Company”), CentPharm LLC, a Delaware limited liability company (the “LLC”), the investors listed on Exhibit A hereto, referred to hereinafter as the “Investors” and each individually as an “Investor,” and, with respect to Sections 1, 2 (except Sections 2.2 and 2.4) and 5 only, GATX Ventures, Inc. and TBCC Funding Trust II (together with GATX Ventures, Inc., the “Warrant Holders”). As used herein, the term “Centaur” shall mean Centaur Pharmaceuticals, Inc., the Delaware corporation that merged into the LLC upon the closing of the “LLC Merger” (as that term is defined below), and, unless the context otherwise requires, shall also mean and include the LLC. For purposes of the rights set forth in Section 2.5, the term “Company” shall, unless the context otherwise requires, mean and include any and all successors in interest of such company or acquirors of such company or its assets in any “Change in Control” (as defined below).

RECITALS

WHEREAS, certain of the Investors are purchasing shares of the Company’s Series E Preferred Stock (the “Series E Stock”), pursuant to that certain Series E Preferred Stock Purchase Agreement (the “Purchase Agreement”) of even date herewith;

WHEREAS, the obligations of the parties in the Purchase Agreement are conditioned upon the execution and delivery of this Agreement;

WHEREAS, certain of the Investors (the “Prior Investors”) are holders of the Company’s Series A Preferred Stock (the “Series A Stock”), Series B Preferred Stock (the “Series B Stock”) and Series C Preferred Stock (the “Series C Stock”) and Centaur is a holder of the Company’s Series D Preferred Stock (the “Series D Stock”; the Series A Stock, the Series B Stock, the Series C Stock, the Series D Stock and the Series E Stock shall be referred to herein collectively as the “Preferred Stock”);

WHEREAS, the Prior Investors, Centaur and the Company are parties to an Amended and Restated Investor Rights Agreement dated December 10, 2002 (the “Prior Agreement”); and

WHEREAS, the parties to the Prior Agreement desire to terminate the Prior Agreement and accept the rights and covenants hereof in lieu of their rights and covenants under the Prior Agreement.

NOW, THEREFORE, in consideration of these premises and for other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.

SECTION 1. GENERAL.

1.1 Amendment and Restatement of Prior Agreement. The Prior Agreement is hereby amended in its entirety and restated herein. Such amendment and restatement is effective upon the execution of the Agreement by the Company, LLC and the holders of a majority in interest of the Registrable Securities held by the Prior Investors outstanding as of the date of this Agreement. Upon such execution, all provisions of, rights granted and covenants made in the Prior Agreement are hereby waived, released and superseded in their entirety and shall have no further force or effect, including, without limitation, all rights of first refusal and any notice period associated therewith otherwise applicable to the transactions contemplated by the Purchase Agreement.

1.2 Definitions. As used in this Agreement the following terms shall have the following respective meanings:

(a) “Asset Purchase” means the consummation of the exchange of substantially all of the assets of Centaur for shares of Series D Stock and other consideration from the Company pursuant to the Asset Purchase Agreement.

(b) “Asset Purchase Agreement” means that certain Asset Purchase Agreement, dated as of June 26, 2002, between the Company and Centaur, as amended by that certain Amendment to Asset Purchase Agreement, dated as of October 23, 2002, between the Company and Centaur.

(c) “Asset Purchase Stock” means those shares of Series D Stock issued to Centaur pursuant to the Asset Purchase Agreement (including, except to the extent the context otherwise requires, any other shares of any class or series of stock of the Company issued upon conversion thereof or in exchange therefore, or issued by an acquirer of the Company in any Change in Control in exchange, in whole or in part, for any such shares of stock (in each case whether such exchange or conversion is effected in one or a series of related transactions and whether by way of reclassification, recapitalization, merger, sale of assets, or otherwise)).

(d) “Centaur Bridge Notes” means:

(i) the promissory notes issued to certain investors under the Note and Warrant Purchase Agreement dated January 30, 2002 by and among Centaur and the Investors listed on Exhibit A thereto (the “Note Purchase Agreement”), as amended by the Amendment Agreement dated December 10, 2002 by and among Centaur and certain of the “Investors” (as defined in the Note Purchase Agreement) (the “Note Purchase Amendment”; the Note Purchase Agreement, as amended by the Note Purchase Amendment, shall be referred to herein as the Amended Note Purchase Agreement”); and

(ii) except as the context otherwise requires, any promissory notes issued to a maximum of ten creditors of Centaur with terms that are substantially the same as the notes sold under the Amended Note Purchase Agreement, provided, however, that Centaur shall first have provided to the Company (1) written notice designating such creditors and providing the names and addresses of such creditors, and (2) written confirmation by each such creditor that he, she or it is an “accredited investor” within the meaning of Rule 501 of Regulation D, as promulgated under the Securities Act.

2.

(e) “Centaur Bridge Note Holder” means a holder of a Centaur Bridge Note.

(f) “Centaur LLC Members” means members of the LLC who hold membership interests in the LLC as of the LLC Distribution Date, or if the context otherwise requires, stockholders of Centaur.

(g) “Centaur Option” means the option to acquire shares of the Asset Purchase Stock granted to the Centaur Bridge Note Holders by Centaur, as provided in the Note Purchase Amendment.

(h) “Centaur Put Right” means the right of Centaur to sell to the Centaur Bridge Note Holders a number of shares of the Asset Purchase Stock, as provided in the Note Purchase Amendment.

(i) “Change in Control” means (i) a sale of all or substantially all of the assets of the Company or (ii) an acquisition of the Company by another corporation or entity by consolidation, merger or other reorganization in which the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than a majority of the voting power of the corporation or other entity surviving such transaction, provided that a merger effected exclusively for the purpose of changing the domicile of the Company shall not constitute a “Change in Control”.

(j) “Company Resale Restrictions Response” means a notice in writing to Centaur stating whether the Company will take either, both, or none of the following positions:

(A) The shares of Asset Purchase Stock to be transferred by Centaur to the Centaur Bridge Note Holders (either by virtue of payment of Centaur Bridge Notes or exercise of the Centaur Option or the Centaur Put Right) and the Asset Purchase Stock held by Centaur may, immediately upon satisfaction of the Release Conditions, be resold to the public by the Centaur Bridge Note Holders and/or Centaur under Rule 144 (without limitations as to holding period), or that such shares may all otherwise be freely resold by Centaur Bridge Note Holders and/or Centaur to the public without restrictions.

(B) The shares of Asset Purchase Stock to be distributed by Centaur to the Centaur LLC Members may, immediately upon satisfaction of the Release Conditions, be resold to the public by Centaur LLC Members either (i) under Rule 144 (without limitations as to holding period), or such shares may all otherwise be freely resold by Centaur LLC Members to the public without restrictions; or (ii) without restrictions (other than restrictions under Rule 145(d)(1) for former affiliates of Centaur) by virtue of such shares no longer being “restricted securities” as a result of having been issued in an exchange exempt under Section 3(a)(10) of the Securities Act.

(k) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

3.

(l) “Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor or similar registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(m) “Holder” means any person owning of record Registrable Securities that have not been sold to the public or any assignee of record of such Registrable Securities in accordance with Section 2.11 hereof; provided that for purposes of Section 2.2, Section 2.4, Section 3, Section 4 and Section 5.6, the term “Holder” shall not include the Warrant Holders or their assigns.

(n) “Initial Offering” means the Company’s first firm commitment underwritten public offering of its Common Stock registered under the Securities Act.

(o) “LLC Distribution Date” means the date on which both of the following conditions in clauses (i) and (ii) of this Section 1.2(o) are satisfied:

(i) the Release Conditions have been satisfied; and

(ii) all of the Other Conditions have been satisfied; provided, however, that the conditions in this clause (ii) do not have to be satisfied if the Release Conditions are being satisfied because it is the Seventh Anniversary.

(p) “LLC Merger” means the merger of Centaur into the LLC following the closing of the Asset Purchase.

(q) “Other Conditions” means both of the following conditions in clauses (i) and (ii) of this Section 1.2(q):

(i) Either (1) the Company has confirmed in writing that the shares of Asset Purchase Stock to be transferred by Centaur to the Centaur Bridge Note Holders (either by virtue of payment of the Centaur Bridge Notes or exercise of the Centaur Option or the Centaur Put Right) and shares of Asset Purchase Stock held by Centaur may, immediately upon satisfaction of the Release Conditions, be resold to the public by the Centaur Bridge Note Holders and Centaur under Rule 144 (without limitations as to holding period), or that such shares may all otherwise be freely resold by Centaur Bridge Note Holders and Centaur to the public without restrictions; or (2) a Special Form S-3 has been declared effective.

(ii) Either (1) the Company has confirmed in writing that shares to be distributed by Centaur to the Centaur LLC Members may, immediately upon satisfaction of the Release Conditions, be resold to the public by Centaur LLC Members either (a) pursuant to Rule 144 (without limitations as to holding period), or such shares may all otherwise be freely resold by Centaur LLC Members to the public without restrictions; or (b) without restrictions (other than restrictions under Rule 145(d)(1) for former affiliates of Centaur) by virtue of such shares no longer being “restricted securities” as a result of having been issued in an exchange exempt under Section 3(a)(10) of the Securities Act; or (2) a Special Form S-3 has been declared effective.

4.

(r) “Register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

(s) “Registrable Securities” means (a) Common Stock of the Company issued or issuable upon conversion of the Shares; and (b) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such above-described securities. Notwithstanding the foregoing, Registrable Securities shall not include any securities sold by a person to the public either pursuant to a registration statement or Rule 144 or sold in a private transaction in which the transferor’s rights under Section 2 of this Agreement are not assigned.

(t) “Registrable Securities then outstanding” shall be the number of shares determined by calculating the total number of shares of the Company’s Common Stock that are Registrable Securities and either (a) are then issued and outstanding or (b) are issuable pursuant to then exercisable or convertible securities.

(u) “Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 2.2, 2.3, 2.4 and 2.5 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, reasonable fees and disbursements not to exceed twenty-five thousand dollars ($25,000) of a single special counsel for the Holders, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

(v) “Release Conditions” means the conditions set forth in Section 5.7(b) of the Asset Purchase Agreement for the “Transfer” of the “Shares” (as such terms are defined therein).

(w) “Resale Query” means a written request by Centaur to the Company asking that the Company deliver a Company Resale Restrictions Response.

(x) “Rule 144” means Rule 144 promulgated under the Securities Act by the SEC.

(y) “Rule 145(d)(1)” means Rule 145(d)(1) promulgated under the Securities Act by the SEC.

(z) “Securities Act” means the Securities Act of 1933, as amended.

(aa) “SEC” or “Commission” means the Securities and Exchange Commission.

(bb) “Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale.

5.

(cc) “Seventh Anniversary” shall mean the seventh anniversary of the “Closing Date” (as such term is defined in the Asset Purchase Agreement).

(dd) “Shares” shall mean the Company’s Preferred Stock held by the Investors listed on Exhibit A hereto, the Company’s Preferred Stock issuable to the Warrant Holders upon the exercise of the Warrants and the Investors’ and Warrant Holders’ permitted assigns.

(ee) “Special Form S-3” means a registration statement on Form S-3 filed by the Company pursuant to the terms of this Agreement to register for resale to the public the shares of Asset Purchase Stock held by, and for the benefit of, Centaur, the Centaur Bridge Note Holders and/or the Centaur LLC Members, as the case may be, who elect to participate in such resale.

(ff) “Special Registration Statement” shall mean a registration statement relating to any employee benefit plan or with respect to any corporate reorganization or other transaction under Rule 145 of the Securities Act.

(gg) “Warrants” shall mean (i) that certain Warrant to Purchase 77,778 shares of Series B Stock issued by the Company to GATX Ventures, Inc. on April 27, 2001, (ii) that certain Warrant to Purchase 77,778 shares of Series B Stock issued by the Company to TBCC Funding Trust II on April 27, 2001, (iii) that certain Warrant to Purchase 38,890 shares of Series B Stock issued by the Company to GATX Ventures, Inc. on October 10, 2001, (iv) that certain Warrant to Purchase 18,000 shares of Series C Stock issued by the Company to GATX Ventures, Inc. on July 24, 2002, and (v) that certain Warrant to Purchase 18,000 shares of Series C Stock issued by the Company to TBCC Funding Trust II on July 24, 2002.

(hh) “1934 Act” means the Securities Exchange Act of 1934, as amended.

SECTION 2. REGISTRATION; RESTRICTIONS ON TRANSFER.

2.1 Restrictions on Transfer.

(a) Each Holder agrees not to make any disposition of all or any portion of the Shares or Registrable Securities unless and until:

(i) There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(ii) (A) The transferee has agreed in writing to be bound by the terms of this Agreement, (B) such Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (C) if reasonably requested by the Company, such Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances.

6.

(iii) Notwithstanding the provisions of paragraphs (i) and (ii) above, no such registration statement or opinion of counsel shall be necessary for a transfer by a Holder which is (A) a partnership transferring to its partners or former partners in accordance with partnership interests, (B) a corporation transferring to its shareholders in accordance with their interest in the corporation, (C) a limited liability company transferring to its members or former members in accordance with their interest in the limited liability company, (D) an individual transferring to the Holder’s family member or trust for the benefit of an individual Holder, (E) HBM BioVentures (Cayman) Ltd. transferring to its affiliated entities, (F) Biomedicine L.P. transferring to its affiliated entities or (G) any of V-Sciences Investments Pte Ltd., Priceworth Investments Limited, Vertex Technology Fund (III) Ltd. or Vertex Life Science Inc. transferring to its affiliated entities; provided that in each case the transferee will be subject to the terms of this Agreement to the same extent as if such transferee were an original Holder hereunder.

(iv) Notwithstanding the provisions of paragraphs (i), (ii) and (iii) above, commencing on the date hereof and until the satisfaction of the Transfer Conditions, as such term is defined in the Asset Purchase Agreement, Centaur and LLC agree not to make any disposition of all or a portion of the Shares or Registrable Securities except in accordance with the provisions of the Asset Purchase Agreement.

(b) Each certificate representing Shares or Registrable Securities shall (unless otherwise permitted by the provisions of the Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

(c) The Company shall be obligated to reissue promptly unlegended certificates at the request of any holder thereof if the holder shall have obtained an opinion of counsel (which counsel may be counsel to the Company) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification or legend.

(d) Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal.

7.

2.2 Demand Registration.

(a) Subject to the conditions of this Section 2.2, if the Company shall receive a written request from the Holders of greater than fifty percent (50%) of the Registrable Securities then outstanding (the “Initiating Holders”) that the Company file a registration statement under the Securities Act covering the registration of greater than fifty percent (50%) of the Registrable Securities then outstanding (or a lesser percent if the anticipated aggregate offering price, net of underwriting discounts and commissions, would exceed $10,000,000 (a “Qualified Public Offering”)), then the Company shall, within thirty (30) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 2.2, effect, as expeditiously as reasonably possible, the registration under the Securities Act of all Registrable Securities that the Holders request to be registered.

(b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.2 or any request pursuant to Section 2.4 and the Company shall include such information in the written notice referred to in Section 2.2(a) or Section 2.4(a), as applicable. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders (which underwriter or underwriters shall be reasonably acceptable to the Company). Notwithstanding any other provision of this Section 2.2 or Section 2.4, if the underwriter advises the Company that marketing factors require a limitation of the number of securities to be underwritten (including Registrable Securities) then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders (including the Initiating Holders); however, if the underwriting relates to a registration pursuant to Section 2.4, then prior to limiting the number of Registrable Securities of other Holders, the Company shall first exclude Registrable Securities held by Centaur Bridge Note Holders, Centaur and Centaur LLC Members and their transferees provided Section 2.5 is not yet available or is no longer available. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(c) The Company shall not be required to effect a registration pursuant to this Section 2.2:

(i) prior to the earlier of (A) August 7, 2007 or (B) one hundred eighty (180) days following the effective date of the registration statement pertaining to the Initial Offering;

(ii) after the Company has effected two (2) registrations pursuant to this Section 2.2, and such registrations have been declared or ordered effective;

8.

(iii) during the period starting with the date of filing of, and ending on the date one hundred eighty (180) days following the effective date of the registration statement pertaining to the Initial Offering; provided that the Company makes reasonable good faith efforts to cause such registration statement to become effective;

(iv) if within thirty (30) days of receipt of a written request from Initiating Holders pursuant to Section 2.2(a), the Company gives notice to the Holders of the Company’s intention to make its Initial Offering within ninety (90) days;

(v) if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 2.2, a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period; or

(vi) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.4 below.

2.3 Piggyback Registrations. The Company shall notify all Holders of Registrable Securities in writing at least fifteen (15) days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding Special Registration Statements and Special Form S-3) and will afford each such Holder an opportunity to include in such registration statement all or part of such Registrable Securities held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall, within fifteen (15) days after the above-described notice from the Company, so notify the Company in writing. Such notice shall state the intended method of disposition of the Registrable Securities by such Holder. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(a) Underwriting. If the registration statement under which the Company gives notice under this Section 2.3 is for an underwritten offering, the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder to be included in a registration pursuant to this Section 2.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of the Agreement, if the underwriter determines

9.

in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated, first, to the Company; second, to the Holders on a pro rata basis based on the total number of Registrable Securities held by the Holders; and third, to any shareholder of the Company (other than a Holder) on a pro rata basis. No such reduction shall (i) reduce the amount of securities of the selling Holders included in the registration below twenty-five percent (25%) of the total amount of securities included in such registration, unless such offering is the Initial Offering and such registration does not include shares of any other selling shareholders, in which event any or all of the Registrable Securities of the Holders may be excluded in accordance with the immediately preceding sentence. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder which is a partnership or corporation, the partners, retired partners and shareholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing person shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence.

(b) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.6 hereof.

2.4 Form S-3 Registration. In case the Company shall receive from any Holder or Holders of Registrable Securities a written request or requests that the Company effect a registration on Form S-3 (or any successor to Form S-3) or any similar short-form registration statement and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders of Registrable Securities; and

(b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.4:

(i) if Form S-3 is not available for such offering by the Holders, or

10.

(ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public that does not exceed one million dollars ($1,000,000), or

(iii) if within thirty (30) days of receipt of a written request from any Holder or Holders pursuant to this Section 2.4, the Company gives notice to such Holder or Holders of the Company’s intention to make a public offering within ninety (90) days (other than pursuant to a Special Registration Statement); provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective, or

(iv) if the Company shall furnish to the Holders a certificate signed by the Chairman of the Board of Directors of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 2.4; provided, that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period, or

(v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(c) Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 2.4 shall not be counted as demands for registration or registrations effected pursuant to Sections 2.2 or 2.3, respectively.

2.5 Special Form S-3 Registration.

(a) At least sixty (60) days prior to the date on which Centaur reasonably expects that the Release Conditions will be satisfied, Centaur shall deliver to the Company a Resale Query. Notwithstanding the foregoing, within twenty (20) days after the date on which the Company reasonably forms an expectation that a Change in Control will be closed and that the Company Release Conditions will be satisfied, the Company shall deliver a Company Resale Restrictions Response without any Resale Query having been delivered by Centaur, provided, however, that any obligation undertaken by the Company in such Company Resale Restrictions Response may be conditioned upon the closing of such contemplated Change in Control.

(b) Within twenty (20) days from actual delivery of the Resale Query, the Company shall provide Centaur the Company Resale Restrictions Response. Whether delivered in response to a Resale Query or otherwise pursuant to Section 2.5(a) above, the Company Resale Restrictions Response shall describe which of the position(s), if any, set forth in Sections 1.2(j)(A) and 1.2(j)(B) herein the Company will take (or whether it will take both positions) and the Company will commit in writing to Centaur at the same time to take all reasonable actions

11.

necessary to facilitate the resale of shares of Asset Purchase Stock to the public without registration by Centaur Bridge Note Holders, Centaur and the Centaur LLC Members, as applicable, consistent with the position(s) taken in the Company Resale Restrictions Response, including, without limitation, having its legal counsel provide any necessary opinion letters to the Company’s transfer agent to permit such resales to be effected provided that the Centaur Bridge Note Holders, Centaur or the Centaur LLC Members, as the case may be, provide to the Company’s legal counsel and transfer agent such reasonably necessary certificates requested by legal counsel or the transfer agent.

(c) If, in the Company Resale Restrictions Response, the Company does not agree to permit the resale of shares of Asset Purchase Stock by Centaur Bridge Note Holders and Centaur as contemplated in Section 1.2(j)(A) herein, then, provided that Form S-3 is available for such offering by Centaur Bridge Note Holders and Centaur, the Company shall file a Special Form S-3 for such shares for the benefit of those Centaur Bridge Note Holders who elect to participate in such resale and for the benefit of Centaur. The Company shall use reasonable efforts to cause such registration statement to become effective within thirty (30) days following the first date following satisfaction of the Release Conditions that it is eligible to use Form S-3. The Company shall use reasonable efforts to cause itself to be eligible to register resales of its stock on Form S-3 as of the one (1) year anniversary of its Initial Offering (on the same terms as are set forth in this Agreement). All Centaur Bridge Note Holders shall be given written notice of their right to participate in such registration by the Company at least thirty (30) days prior to the effective date of the registration. The foregoing registration statement shall be kept effective for one hundred twenty (120) days and, except to the extent otherwise expressly set forth in this Section 2.5, shall be subject to the same limitations applicable to registration statements set forth in this Agreement.

(d) If, in the Company Resale Restrictions Response, the Company does not agree to permit the resale of shares of Asset Purchase Stock by Centaur LLC Members as contemplated in Section 1.2(j)(B) herein, then, provided that Form S-3 is available for such offering by Centaur LLC Members, the Company shall file a Special Form S-3 for such shares for the benefit of those Centaur LLC Members who elect to participate in such resale. The Company shall use reasonable efforts to cause such Special Form S-3 to become effective within thirty (30) days following the first date following satisfaction of the Release Conditions that it is eligible to use Form S-3. The Company shall use reasonable efforts to cause itself to be eligible to register resales of its stock on Form S-3 as of the one (1) year anniversary of its Initial Offering (on the same terms as are set forth in this Agreement). Notwithstanding anything to the contrary in Section 2.11, all Centaur LLC Members (without regard to how many shares of Centaur’s stock they held prior to the LLC Merger, or how many shares of Asset Purchase Stock they may hold (or be entitled to receive) upon the LLC Distribution Date) shall be given written notice of their right to participate in the registration at least thirty (30) days prior to the effective date of such registration statement at the addresses listed on Exhibit C hereof (or at the addresses otherwise provided in writing to the Company by Centaur), provided, however, that in no event shall a Centaur LLC Member be entitled to the rights of a Holder under any Section of this Agreement other than this Section 2.5, unless such rights have been assigned to such Centaur LLC Member pursuant to Section 2.11. The registration statement shall be kept effective for one hundred twenty (120) days and shall, except to the extent otherwise expressly set forth in this Section 2.5, otherwise be subject to the same limitations set forth this Agreement. The Company

12.

shall add Centaur LLC Members to such registration statement as selling stockholders thereunder after the LLC Distribution Date (and thus after the date of effectiveness of the registration statement) by filing one or more prospectus amendments, or post-effective supplements, as the case may be, during the remainder of the 120 day period in which such registration statement is required to be kept effective. The registration shall, except to the extent otherwise expressly set forth in this Section 2.5, otherwise be subject to the same limitations set forth in this Agreement except for the limitation set forth in Section 2.11 limiting the registration rights to holders of greater than 150,000 Registrable Securities. If the Company is also registering resales by Centaur Bridge Note Holders or Centaur pursuant to a Special Form S-3 pursuant to Section 2.5(c) above, then such registration statements may, at the Company’s election, be combined into one registration statement.

(e) In the event that the Company is required to effect a Special Form S-3 for either the Centaur Bridge Note Holders, Centaur, the Centaur LLC Members, or any of them, then the Company shall promptly notify all Centaur Bridge Note Holders and Centaur in writing of the fact that such registration statement has been filed with the SEC. At least ten (10) days prior to the date on which the registration statement becomes effective, the Company shall notify each of the Centaur Bridge Note Holders, Centaur and (to the extent that a Special Form S-3 is required for Centaur LLC Members) each of the Centaur LLC Members in writing at the addresses listed on Exhibit C hereof (or at the addresses otherwise provided in writing to the Company by Centaur) of the date on which such registration statement on Form S-3 is expected become effective (the “Notice of Effectiveness”) and their right to participate in such registration.

(f) Within five (5) days following delivery of such Notice of Effectiveness, any Centaur Bridge Note Holders wishing to participate in such registration must notify the Company and Centaur in writing of their election to participate in such registration (the “Note Holder Registration Election”). Centaur also must notify the Company of its election to participate, if at all, within the same time period. Any party timely electing to participate in such Special Form S-3 shall promptly take all steps and provide all information reasonably requested by the Company to effect their participation in such registration.

(g) If Centaur LLC Members also have registration rights pursuant to this Section 2.5, then any Centaur LLC Members wishing to participate in such registration must notify the Company and Centaur in writing of their election to participate within sixty (60) days following delivery of the Notice of Effectiveness. Each of the Centaur LLC Members timely electing to participate in such Special Form S-3 shall promptly take all steps and provide all information reasonably requested by the Company to effect their participation in such registration.

2.6 Expenses of Registration. Except as specifically provided herein, all Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Section 2.2 or any registration under Section 2.3, Section 2.4 or 2.5 herein shall be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder shall be borne by the holders of the securities so registered pro rata on the basis of the number of shares so registered. The Company shall not, however, be required to pay for expenses of any registration proceeding begun pursuant to Section 2.2 or 2.4, the request of

13.

which has been subsequently withdrawn by the Initiating Holders unless (a) the withdrawal is based upon material adverse information concerning the Company of which the Initiating Holders were not aware at the time of such request or (b) if the registration is pursuant to Section 2.2, the Holders of a majority of Registrable Securities agree to forfeit their right to one requested registration pursuant to Section 2.2, in which event such right shall be forfeited by all Holders. If the Holders are required to pay the Registration Expenses, such expenses shall be borne by the holders of securities (including Registrable Securities) requesting such registration in proportion to the number of shares for which registration was requested. If the Company is required to pay the Registration Expenses of a withdrawn offering pursuant to clause (a) above, then the Holders shall not forfeit their rights pursuant to Section 2.2 or Section 2.4 to a demand registration.

2.7 Obligations of the Company. Whenever required to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to ninety (90) days or, if earlier, until the Holder or Holders have completed the distribution related thereto; provided, however, that at any time, upon written notice to the participating Holders and for a period not to exceed sixty (60) days thereafter (the “Suspension Period”), the Company may delay or suspend the effectiveness of any registration statement (and the Initiating Holders hereby agree not to offer or sell any Registrable Securities pursuant to such registration statement during the Suspension Period) if the Company reasonably believes that the Company may, in the absence of such delay or suspension hereunder, be required under state or federal securities laws to disclose any corporate development (the disclosure of which could reasonably be expected to have a material adverse effect upon the Company, its stockholders, a potentially significant transaction or event involving the Company) or any negotiations, discussions or proposals directly relating thereto. In the event that the Company shall exercise its right to delay or suspend the effectiveness of a registration hereunder, the applicable time period during which the registration statement is to remain effective shall be extended by a period of time equal to the duration of the Suspension Period. If so directed by the Company, the Initiating Holders shall use their best efforts to deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Initiating Holders’ possession, of the prospectus relating to such Registrable Securities current at the time of receipt of such notice. The Company shall not be required to file, cause to become effective or maintain the effectiveness of any registration statement that contemplates a distribution of securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

(b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in paragraph (a) above.

14.

(c) Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d) Use its reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. The Company will use reasonable efforts to amend or supplement such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g) Use its reasonable efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters.

(h) Furnish promptly to each Holder a copy of the registration statement or any amendment or supplement thereto.

(i) Use its reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of a registration statement or the lifting of any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, at the earliest possible moment.

(j) Notify the Holders, promptly in writing (i) when a prospectus, any prospectus supplement, a registration statement or a post-effective amendment to a registration statement has been filed with the SEC, and with respect to the registration statement or any post-

15.

effective amendment, when the same has become effective and (ii) of any request by the SEC or any other federal or state governmental authority or any stop order suspending the effectiveness of the registration statement or the initiation or threatening of any proceeding for such purpose.

2.8 Termination of Registration Rights. All registration rights granted under this Section 2 shall terminate and be of no further force and effect five (5) years after the later of (i) the date of the Company’s Initial Offering and (ii) the date on which all Preferred Stock is converted to Common Stock. In addition, a Holder’s registration rights shall expire if (a) the Company has completed its Initial Offering and is subject to the provisions of the Exchange Act, (b) such Holder (together with its affiliates, partners and former partners) holds less than 1% of the Company’s outstanding Common Stock (treating all shares of convertible Preferred Stock on an as converted basis) and (c) all Registrable Securities held by and issuable to such Holder (and its affiliates, partners, former partners, members and former members) may be sold under Rule 144(k) during any ninety (90) day period.

2.9 Delay of Registration; Furnishing Information.

(a) No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

(b) It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 2.2, 2.3, 2.4 or 2.5 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities.

(c) The Company shall have no obligation with respect to any registration requested pursuant to Section 2.2 or Section 2.4 if, due to the operation of subsection 2.2(b), the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in Section 2.2 or Section 2.4, whichever is applicable.

2.10 Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 2.2, 2.3, 2.4 or 2.5:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”) by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein

16.

or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement; and the Company will pay as incurred to each such Holder, partner, officer, director, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this Section 2.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished by such Holder, partner, officer, director, underwriter or controlling person of such Holder under an instrument duly executed by such person and stated to be specifically for use in connection with such registration.

(b) To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, its officers and each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, or partner, director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder and stated to be specifically for use in connection with such registration; and each such Holder will pay as incurred any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, or partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Violation; provided, however, that the indemnity agreement contained in this Section 2.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided further, that in no event shall any indemnity under this Section 2.10 exceed the net proceeds from the offering received by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 2.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.10, deliver to the indemnifying party a written notice of the commencement

17.

thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, than an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.10, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.10.

(d) If the indemnification provided for in this Section 2.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by a Holder hereunder exceed the net proceeds from the offering received by such Holder.

(e) The obligations of the Company and Holders under this Section 2.10 shall survive completion of any offering of Registrable Securities in a registration statement and the termination of this agreement. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

2.11 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may only be assigned by a Holder to a transferee or assignee of Registrable Securities which (a) is a subsidiary, parent, general partner, limited partner, retired partner, member or retired member of a Holder, (b) is a Holder’s family member or trust for the benefit of an individual Holder, (c) acquires all shares of Preferred Stock held by a Holder if such assignee is a single entity, (d) acquires at least five hundred thousand (500,000) shares of Registrable Securities (as adjusted for stock splits and combinations), (e) is an affiliated entity of HBM BioVentures (Cayman) Ltd., (f) is an affiliated entity of Biomedicine L.P. or (g) is an affiliated entity of any of V-Sciences Investments Pte Ltd., Priceworth Investments

18.

Limited, Vertex Technology Fund (III) Ltd. or Vertex Life Science Inc. Notwithstanding the foregoing, LLC may (notwithstanding the five hundred thousand (500,000) share limitation set forth in (d) of the preceding sentence) transfer or assign the rights under this Section 2 only to a party to whom it is permitted to transfer Shares, or Registrable Securities under this Agreement and the Asset Purchase Agreement after all conditions precedent are met, which transferee (i) is one of the Centaur Bridge Note Holders listed on Exhibit B hereto, or an assignee of an original Centaur Bridge Note Holder’s entire interest in such Centaur Bridge Note, provided that notice of such assignment has been provided to the Company within thirty (30) days of such assignment, or (ii) acquires at least one hundred fifty thousand (150,000) shares of Registrable Securities (as adjusted for stock splits and combinations), subject to such transferee in either case agreeing to be bound by the terms and conditions of this Agreement as a “Holder” hereunder, provided, however, that a transferee of rights from LLC under this Section 2.11 shall not be entitled to re-assign such rights except in accordance with subsections (a), (b) or (d) of this Section 2.11, and provided further, that a transferee of rights from LLC under this Section 2.11 shall have only the rights and privileges of a “Holder” as were enjoyed by LLC under this Agreement. Upon a transfer or assignment under this Section 2.11, (i) the transferor shall, within ten (10) days after such transfer or assignment, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (ii) such transferee or assignee shall agree to be subject to all restrictions set forth in this Agreement.

2.12 Amendment of Registration Rights. Any provision of this Section 2 may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holders of at least a majority of the Registrable Securities then outstanding; provided, however, that without the written consent of the Holders of at least a majority of the Asset Purchase Stock no such amendment or waiver shall be effective with respect to the rights or obligations hereunder of Centaur or LLC (or their permitted assigns) to the extent that it affects the express rights or obligations of Centaur or LLC hereunder in a manner different from the effect on the express rights or obligations of other Holders. Any amendment or waiver effected in accordance with this Section 2.12 shall be binding upon each Holder and the Company. By acceptance of any benefits under this Section 2, Holders of Registrable Securities hereby agree to be bound by the provisions hereunder.

2.13 Limitation on Subsequent Registration Rights. Other than as provided in Section 5.11, after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of at least a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would grant such holder registration rights pari passu or senior to those granted to the Holders hereunder.

2.14 “Market Stand-Off” Agreement; Agreement to Furnish Information. Each Holder hereby agrees that such Holder shall not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Common Stock (or other securities) of the Company held by such Holder (other than those included in the registration) for a period specified by the representative of the underwriters of Common Stock (or other securities) of the Company not to exceed one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act; provided that:

(i) such agreement shall apply only to the Company’s Initial Offering; and

(ii) all officers and directors of the Company and holders of at least five percent (5%) of the Company’s voting securities enter into similar agreements.

19.

Each Holder agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter which are consistent with the foregoing or which are necessary to give further effect thereto. In addition, if requested by the Company or the representative of the underwriters of Common Stock (or other securities) of the Company, each Holder shall provide, within ten (10) days of such request, such information as may be required by the Company or such representative in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act. The obligations described in this Section 2.14 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of said one hundred eighty (180) day period. Each Holder agrees that any transferee of any shares of Registrable Securities shall be bound by Sections 2.14 and 2.15. The underwriters of the Company’s stock are intended third party beneficiaries of Sections 2.14 and 2.15 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Nothing in this Section 2.14 shall prevent a Holder from transferring any Common Stock to any partner or former partner of the Holder during any “market stand-off” period.

2.15 Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its best efforts to:

(a) Make and keep public information available, as those terms are understood and defined in SEC Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public;

(b) File with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and

(c) So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 of the Securities Act, and of the Exchange Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

20.

SECTION 3. COVENANTS OF THE COMPANY.

3.1. Basic Financial Information and Reporting.

(a) The Company will maintain true books and records of account in which full and correct entries will be made of all its business transactions pursuant to a system of accounting established and administered in accordance with generally accepted accounting principles consistently applied, and will set aside on its books all such proper accruals and reserves as shall be required under generally accepted accounting principles consistently applied.

(b) As soon as practicable after the end of each fiscal year of the Company, and in any event within one hundred twenty (120) days thereafter, the Company will furnish each Major Investor (as defined below) a balance sheet of the Company, as at the end of such fiscal year, and a statement of income and a statement of cash flows of the Company, for such year, all prepared in accordance with generally accepted accounting principles consistently applied and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail. Such financial statements shall be accompanied by a report and opinion thereon by independent public accountants of national standing selected by the Company’s Board of Directors.

(c) The Company will furnish each Major Investor, as soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within forty-five (45) days thereafter, a balance sheet of the Company as of the end of each such quarterly period, and a statement of income and a statement of cash flows of the Company for such period and for the current fiscal year to date, including a comparison to plan figures for such period, prepared in accordance with generally accepted accounting principles, with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made.

(d) So long as an Investor (with its affiliates) shall own not less than one million (1,000,000) shares of Registrable Securities (as adjusted for stock splits and combinations) (a “Major Investor”), the Company will furnish each such Major Investor (i) at least thirty (30) days prior to the beginning of each fiscal year an annual budget and operating plans for such fiscal year as approved by the Company’s Board of Directors (and as soon as available, any subsequent revisions thereto); and (ii) as soon as practicable after the end of each month, and in any event within twenty (20) days thereafter, a balance sheet of the Company as of the end of each such month, and a statement of income and a statement of cash flows of the Company for such month and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles consistently applied, with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made.

3.2 Inspection Rights. Each Major Investor shall have the right to visit and inspect any of the properties of the Company or any of its subsidiaries, and to discuss the affairs, finances and accounts of the Company or any of its subsidiaries with its officers, and to review

21.

such information as is reasonably requested all at such reasonable times and as often as may be reasonably requested; provided, however, that the Company shall not be obligated under this Section 3.2 with respect to a competitor of the Company or with respect to information which the Board of Directors determines in good faith is confidential and should not, therefore, be disclosed.

3.3 Confidentiality of Records. Each Investor agrees to use, and to use its best efforts to insure that its authorized representatives use, the same degree of care as such Investor uses to protect its own confidential information to keep confidential any information furnished to it which the Company identifies as being confidential or proprietary (so long as such information is not in the public domain), except that such Investor may disclose such proprietary or confidential information to any partner, subsidiary or parent of such Investor for the purpose of evaluating its investment in the Company as long as such partner, subsidiary or parent is advised of the confidentiality provisions of this Section 3.3.

3.4 Reservation of Common Stock. The Company will at all times reserve and keep available, solely for issuance and delivery upon the conversion of the Preferred Stock, all Common Stock issuable from time to time upon such conversion.

3.5 Stock Vesting. Unless otherwise approved by the Board of Directors, all stock options and other stock equivalents issued after the date of this Agreement to employees, directors, consultants and other service providers shall be subject to vesting as follows: (a) one quarter (1/4) of such stock shall vest at the end of the first year of continuous service to the Company following the earlier of the date of issuance or such person’s services commencement date with the Company, and (b) one forty-eighth (1/48) of such stock shall vest monthly for each month of continuous service thereafter. With respect to any shares of stock purchased by any such person, the Company’s repurchase option shall provide that upon such person’s termination of employment or service with the Company, with or without cause, the Company or its assignee (to the extent permissible under applicable securities laws and other laws) shall have the option to purchase at cost any unvested shares of stock held by such person.

3.6 Proprietary Information and Inventions Agreement. The Company shall require all employees and officers to execute and deliver a Proprietary Information and Inventions Agreement substantially in the form attached to the Purchase Agreement.

3.7 Qualified Small Business. For so long as any of the Shares are held by an Investor (or a transferee in whose hands such Shares are eligible to qualify as “Qualified Small Business Stock” as defined in Section 1202(c) of the Internal Revenue Code of 1986, as amended (the “Code”)), the Company will use its reasonable efforts to comply with the reporting and recordkeeping requirements of Section 1202 of the Code, any regulations promulgated thereunder and any similar state laws and regulations.

3.8 Termination of Covenants. All covenants of the Company contained in Section 3 of this Agreement shall expire and terminate as to each Investor upon the earlier of (i) the effective date of the registration statement pertaining to the Initial Offering, which results in the Preferred Stock being converted into Common Stock or (ii) upon a Change in Control.

22.

3.9 Compensation and Reimbursement of Directors. The Company shall reimburse all reasonable expenses of members of the Board of Directors relating to attending board meetings and providing services to the Company.

SECTION 4. RIGHTS OF FIRST REFUSAL.

4.1 Subsequent Offerings. Each Major Investor, other than Centaur, LLC, or their transferees or assignees (which are expressly excluded from this Section 4), shall have a right of first refusal to purchase its pro rata share of all Equity Securities, as defined below, that the Company may, from time to time, propose to sell and issue after the date of this Agreement, other than the Equity Securities excluded by Section 4.6 hereof. Each Major Investor’s pro rata share is equal to the ratio of (a) the number of shares of the Company’s Common Stock (including all shares of Common Stock issued or issuable upon conversion of the Shares) which such Investor is deemed to be a holder immediately prior to the issuance of such Equity Securities to (b) the total number of shares of the Company’s outstanding Common Stock (including all shares of Common Stock issued or issuable upon conversion of the Shares or upon the exercise of any outstanding warrants or options) immediately prior to the issuance of the Equity Securities. The term “Equity Securities” shall mean (i) any Common Stock, Preferred Stock or other security of the Company, (ii) any security convertible, with or without consideration, into any Common Stock, Preferred Stock or other security (including any option to purchase such a convertible security), (iii) any security carrying any warrant or right to subscribe to or purchase any Common Stock, Preferred Stock or other security or (iv) any such warrant or right.

4.2 Exercise of Rights. If the Company proposes to issue any Equity Securities, it shall give each Investor written notice of its intention, describing the Equity Securities, the price and the terms and conditions upon which the Company proposes to issue the same. Each Investor shall have fifteen (15) business days from the giving of such notice to agree to purchase its pro rata share of the Equity Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the quantity of Equity Securities to be purchased. Notwithstanding the foregoing, the Company shall not be required to offer or sell such Equity Securities to any Investor who would cause the Company to be in violation of applicable federal securities laws by virtue of such offer or sale.

4.3 Issuance of Equity Securities to Other Persons. If not all of the Investors elect to purchase their pro rata share of the Equity Securities, then the Company shall promptly notify in writing the Investors who do so elect and shall offer such Investors the right to acquire such unsubscribed shares. The Investors shall have five (5) business days after receipt of such notice to notify the Company of its election to purchase all or a portion thereof of the unsubscribed shares. If the Investors fail to exercise in full the rights of first refusal, the Company shall have ninety (90) days thereafter to sell the Equity Securities in respect of which the Investors’ rights were not exercised, at a price and upon general terms and conditions materially no more favorable to the purchasers thereof than specified in the Company’s notice to the Investors pursuant to Section 4.2 hereof. If the Company has not sold such Equity Securities within ninety (90) days of the notice provided pursuant to Section 4.2, the Company shall not thereafter issue or sell any Equity Securities, without first offering such securities to the Investors in the manner provided above.

23.

4.4 Termination and Waiver of Rights of First Refusal. The rights of first refusal established by this Section 4 shall not apply to, and shall terminate upon the earlier of (i) effective date of the registration statement pertaining to the Company’s Initial Offering or (ii) a Change in Control. The rights of first refusal established by this Section 4 may be amended, or any provision waived with the written consent of Investors holding a majority of the Registrable Securities held by all Investors, or as permitted by Section 5.6.

4.5 Transfer of Rights of First Refusal. The rights of first refusal of each Investor under this Section 4 may be transferred to the same parties, subject to the same restrictions, as any transfer of registration rights pursuant to Section 2.11; provided, however, that with respect to any particular issuance of Equity Securities that the Company may make that is subject to the rights of first refusal in this Article 4, an Investor may transfer its rights of first refusal applicable to such issuance to no more than one subsidiary, parent or affiliate that is actually controlled by or under common control with the Investor, general partner, limited partner, retired partner, member, shareholder or retired member of such Investor.

4.6 Excluded Securities. The rights of first refusal established by this Section 4 shall have no application to any of the following Equity Securities:

(a) shares of Common Stock issued upon conversion of the Shares;

(b) shares of Common Stock and/or options, warrants or other Common Stock purchase rights, and the Common Stock issued pursuant to such options, warrants or other rights (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) issued after the Filing Date (as defined in the Company’s Certificate of Incorporation) to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary, pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board of Directors;

(c) shares of Common Stock issued pursuant to the exercise of options, warrants or convertible securities outstanding as of the Filing Date;

(d) shares of Common Stock and/or options, warrants or other Common Stock purchase rights, and the Common Stock issued pursuant to such options, warrants or other rights issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination approved by the Board of Directors;

(e) shares of Common Stock issued in connection with any stock split, stock dividend or recapitalization by the Company;

(f) shares of Common Stock issued pursuant to any equipment leasing arrangement, or debt financing from a bank or similar financial institution approved by the Board of Directors;

(g) shares of Common Stock issued to one or more corporate partners, universities, institutions or other licensors in connection with technology licensing agreements with such entities that are approved by the Board of Directors;

24.

(h) shares of Common Stock or Preferred Stock issued to third-party service providers or other parties in exchange for or as partial consideration for services rendered to the Company, if approved by the Board of Directors;

(i) any Equity Securities that are issued by the Company pursuant to a registration statement filed under the Securities Act;

(j) any Equity Securities issued in connection with strategic transactions involving the Company and other entities, including (i) joint ventures, manufacturing, marketing or distribution arrangements or (ii) technology transfer or development arrangements; provided that such strategic transactions and the issuance of shares therein, has been approved by the Board of Directors; and

(k) shares of Series E Preferred Stock sold pursuant to the Purchase Agreement.

4.7 Amendment of First Refusal Rights. Any provision of this Section 4 may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the holders of at least a majority of the Shares held by all Major Investors and their transferees pursuant to Section 4.5.

SECTION 5. MISCELLANEOUS.

5.1 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

5.2 Survival. The representations, warranties, covenants, and agreements made herein shall survive any investigation made by any Holder and the closing of the transactions contemplated hereby. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument.

5.3 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of Registrable Securities from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Registrable Securities specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes, including the payment of dividends or any redemption price.

5.4 Entire Agreement. This Agreement, the Exhibits and Schedules hereto, the Purchase Agreement and the other documents delivered pursuant thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

25.

5.5 Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

5.6 Amendment and Waiver.

(a) Except as otherwise expressly provided (including without limitation in Sections 2.11 and 4.7), this Agreement may be amended or modified only upon the written consent of the Company and the Holders of at least a majority of the Registrable Securities; provided, however, that without the written consent of the Holders of at least a majority of the Asset Purchase Stock, no such amendment shall be effective with respect to the rights or obligations hereunder of Centaur or LLC to the extent that (i) it affects the express rights set forth in Section 2.5, or (ii) otherwise affects the express rights or obligations of Centaur or LLC hereunder in a manner different from the effect on the express rights or obligations of other Holders.

(b) Except as otherwise expressly provided (including, without limitation, in Sections 2.12 and 4.7), the obligations of the Company and the rights of the Holders under this Agreement may be waived only with the written consent of the holders of at least a majority of the Registrable Securities; provided, however, that without the written consent of Centaur or LLC, no such waiver shall be effective with respect to the rights or obligations hereunder of Centaur or LLC to the extent that (i) it affects the express rights set forth in Section 2.5, or (ii) otherwise affects the express rights or obligations of Centaur or LLC hereunder in a manner different from the effect on the express rights or obligations of other Holders.

(c) For the purposes of determining the number of Holder or Investors entitled to vote or exercise any rights hereunder, the Company shall be entitled to rely solely on the list of record holders of its stock as maintained by or on behalf of the Company.

5.7 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any Holder, upon any breach, default or noncompliance of the Company under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on any Holder’s part of any breach, default or noncompliance under the Agreement or any waiver on such Holder’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to Holders, shall be cumulative and not alternative.

5.8 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent

26.

by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the address as set forth on the signature pages hereof or Exhibit A hereto or at such other address as such party may designate by ten (10) days advance written notice to the other parties hereto; provided, however, that registered or certified mail shall be not used to effectuate any such notice to any such addressee located outside the United States.

5.9 Attorneys’ Fees. In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including, without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

5.10 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

5.11 Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company shall issue Equity Securities in accordance with Section 4.6 (d), (f), (g) or (h) of this Agreement, any purchaser of such Equity Securities may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and shall be deemed an “Investor” hereunder.

5.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

[THIS SPACE INTENTIONALLY LEFT BLANK]

27.

IN WITNESS WHEREOF, the parties hereto have executed this AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

RENOVIS, INC.

By:	/s/ Corey Goodman

Corey Goodman President and Chief Executive Officer

270 Littlefield Avenue

South San Francisco, California 94080

EASTON HUNT CAPITAL PARTNERS, L.P.

By:	EHC, GP, L.P.
Its General Partner

By:	EHC, Inc.
Its General Partner

Signature:	/s/ Mark D. Chen
Name:	Mark D. Chen

Title:	Managing Director

HEALTHCAP IV, KB

By: HealthCap IV GP AB, Its General Partner

Signature:	/s/ Per Samuelsson	/s/ A. Forberg
Name:	Per Samuelsson	A. Forberg

Title:	PARTNER	Partner

HEALTHCAP IV, L.P.

By: HealthCap GP SA, Its General Partner

Signature:	/s/ Francois Kaiser	/s/ H. Hillerstrom
Name:	Francois Kaiser	H. Hillerstrom

Title:	Director	Authorized Signatory

HEALTHCAP IV BIS, L.P.

By: HealthCap GP SA, Its General Partner

Signature:	/s/ Francois Kaiser	/s/ H. Hillerstrom
Name:	Francois Kaiser	H. Hillerstrom

Title:	Director	Authorised Signatory

OFCO CLUB IV

By: Odlander, Fredrikson & Co AB, Its Member

Signature:	/s/ Per Samuelsson	/s/ A. Forsberg
Name:	Per Samuelsson	A. Forsberg

Title:	PARTNER	Partner

INVUS, L.P.

Signature:	/s/ S. Lainovic
Name:	S. Lainovic

Title:	EVP Invus Advisor, L.L.C., The General Partner of Invus, L.P.

CDIB BIOSCIENCE VENTURES I, INC.

Signature:	/s/ Benny T. Hu
Name: Benny T. Hu

Title: Chairman

SINGAPORE BIO-INNOVATIONS PTE. LTD.

Signature:	/s/ Chu Swee Yeok
Name:	Chu Swee Yeok

Title:	Director

HITACHI – CSK INTERNET BUSINESS FUND

By:	CSK Venture Capital Co., Ltd.
Its General Partner

Signature:	/s/ Shunichi Ishimura
Shunichi Ishimura
President of CSK Venture Capital
Co., Ltd. Acting as General Partner

ORIX FUND NO. 7

Signature:	/s/ Tsutomu Matsuzaki
Tsutomu Matsuzaki
President, ORIX Capital
Corporation, General Partner of
ORIX Fund No.7

ORIX FUND NO. 8

Signature:	/s/ Tsutomu Matsuzaki
Tsutomu Matsuzaki, President,
ORIX Capital Corporation,
Executive Partner of ORIX Fund
No.8

MIZUHO CAPITAL CO., LTD.

Signature:	/s/ Osamu Kita
Osamu Kita
President

MIZUHO CAPITAL NO.1 LIMITED PARTNERSHIP

By: Mizuho Capital Co., Ltd. Its General Partner

Signature:	/s/ Osamu Kita
Osamu Kita
President of Mizuho Capital Co.,
Ltd. Acting as General Partner

Alta BioPharma Partners II, L.P.
By: Alta BioPharma Management Partners II, LLC

By:	/s/ Farah Champsi
Farah Champsi
Managing Director

Alta Embarcadero BioPharma Partners II, LLC

By:	/s/ Farah Champsi
Farah Champsi
Member

Alta California Prrtners II, L.P.
By:	Alta California Management Partners II, LLC
its General Partner

By:	/s/ Hilary Strain
Hilary Strain
Member

Alta Embarcadero Partners II, LLC

By:	/s/ Hilary Strain
Hilary Strain
Under Power of Attorney

VENROCK ASSOCIATES

Signature:	/s/ Anthony B. Evnin
Anthony B. Evnin
General Partner

VENROCK ASSOCIATES III, L.P.

By: Venrock Management III LLC, Its General Partner

Signature:	/s/ Anthony B. Evnin
Anthony B. Evnin
Member

VENROCK ENTREPRENEURS FUND III, L.P.

By: VEF Management III LLC, Its General Partner

Signature:	/s/ Anthony B. Evnin
Anthony B. Evnin
Member

MDS LIFE SCIENCES TECHNOLOGY FUND II NC LIMITED PARTNERSHIP

By: MDS LSTF II (NCGP) Inc. Its General Partner

Signature:	/s/ Michael Callaghan
Name:	Michael Callaghan

Title:	Vice-President

Signature:	/s/ Graysanne Bedell
Name:	Graysanne Bedell

Title:	Secretary

MDS LIFE SCIENCES TECHNOLOGY FUND II QUEBEC LIMITED PARTNERSHIP

By: MDS LSTF II (QGP) Inc. Its General Partner

Signature:	/s/ Jean Christophe Renonoin
Name:	Jean Christophe Renonoin

Title:	Vice-President

Signature:	/s/ Graysanne Bedell
Name:	Graysanne Bedell

Title:	Secretary

MLII CO-INVESTMENT FUND NC LIMITED
PARTNERSHIP

By: MLII (NCGP) Inc.
Its General Partner

Signature:	/s/ Michael Callaghan
Name:	Michael Callaghan

Title:	Vice-President

Signature:	/s/ Graysanne Bedell
Name:	Graysanne Bedell

Title:	Secretary

SC BIOTECHNOLOGY DEVELOPMENT FUND LP

By: SC Biotechnology Development Fund LP
Its General Partner, SC(GP) Inc.

Signature:	/s/ Eve Wilson	/s/ Richard Douglas
Name:	Eve Wilson	Richard Douglas

Title:	Authorized Signatories of Cardinal Investments Limited
Director of SC(GP) Inc.

SKYLINE VENTURE PARTNERS QUALIFIED
PURCHASER FUND II, L.P.

By:	Skyline Venture Management II, LLC
Its General Partner

By:	/s/ Yasunori Kaneko
Yasunori Kaneko
Managing Director

SKYLINE VENTURE PARTNERS II, L.P.

By:	Skyline Venture Management II, LLC
Its General Partner

By:	/s/ Yasunori Kaneko
Yasunori Kaneko
Managing Director

SKYLINE EXPANSION FUND, L.P.

By:	Skyline Expansion Management, LLC
Its General Partner

By:	/s/ Yasunori Kaneko
Yasunori Kaneko
Managing Member

HBM BIOVENTURES (CAYMAN) LTD.

Signature:	/s/ John Arnold
John Arnold
Chairman and Managing Director

DE NOVO VENTURES I, L.P.

By: De Novo Management LLC
Its General Partner

Signature:	/s/ Fred Dotzler
Fred Dotzler
Managing Director

DE NOVO (Q) VENTURES I, L.P.

By: De Novo Management LLC
Its General Partner

Signature:	/s/ Fred Dotzler
Fred Dotzler
Managing Director

THE YASUDA ENTERPRISE DEVELOPMENT I, L.P.

By: Yasuda Enterprise Development Co., Ltd.
Its General Partner

Signature:	/s/ Minoru Oka
Minoru Oka
President and Representative Director

V-SCIENCES INVESTMENTS PTE LTD

By:	/s/ S Iswaran
Name:	Mr S Iswaran

Title:	Director

PRICEWORTH INVESTMENTS LIMITED

By:	/s/ Boey Keng Chew
Name:	Boey Keng Chew

Title:	Director

INVESTOR:

VERTEX TECHNOLOGY FUND (III) LTD

By:	/s/ Lee Kheng Nam

Name:	Lee Kheng Nam

Title:	Director

VERTEX LIFE SCIENCE INC

By:	/s/ Sim Mong Tee
Name:	Sim Mong Tee

Title:	Director

BIOVEDA FUND PTE LTD

By: BioVeda Capital Pte Ltd,
Its Investment Manager

Signature:	/s/ Damien Lim
Damien Lim
General Partner

APPLIED GENOMIC TECHNOLOGY CAPITAL FUND, L.P.

By: AGTC Partners, L.P.,
Its General Partner

By: NewcoGen Group Inc.,
Its General Partner

Signature:	/s/ Nouban B. Afeyan
Nouban B. Afeyan

AGTC ADVISORS FUND, L.P.

By: AGTC Partners, L.P.,
Its General Partner

By: NewcoGen Group Inc.,
Its General Partner

Signature:	/s/ Nouban B. Afeyan
Nouban B. Afeyan
President

BIOMEDICINE L.P.

By: International BM Biomedicine Holdings
(Cayman) Ltd.,
Its General Partner

Signature:	/s/ Gaudenz I. Staehelin
Dr. Gaudenz I. Staehelin
Chairman

Signature:	/s/ Philip J. Sutcliffe
Philip J. Sutcliffe
Managing Director

FRANK A. BONSAL, JR.

/s/ Frank A. Bonsal, Jr.

/s/ Peter O. Crisp
PETER O. CRISP

CENTPHARM LLC

By: /s/ John P. Walker
John P. Walker
Equity Manager

EMBASSY & CO.

By:	/s/ Kimberly Davidson
Name:	Kimberly Davidson for US Bank
National Association

Title:	Trust Officer

GOODMAN FAMILY TRUST, UDT 1/31/01

Signature:	/s/ Corey S. Goodman
Corey S. Goodman
Trustee

MARC TESSIER-LAVIGNE

/s/ Marc Tessier-Lavigne

SERAFINI FAMILY TRUST U/A/D 2/8/98

Signature:	/s/ Tito A. Serafini
Tito A. Serafini
Trustee